                                Exhibit 18

                           Benjamin Moore & Co.
                Letter re: Change in Accounting Principles
               For the Nine Months Ended September 30, 1997




November 11, 1997

Benjamin Moore & Co.
51 Chestnut Ridge Road
Montvale, New Jersey 07645

Dear Sirs:

    At your request, we have read the description included in your Quarterly Report on Form 10-Q to the Securities and Exchange Commission for the quarter ended September 30, 1997, of the facts relating to the change from accelerated depreciation methods to the straight-line method of depreciation. We believe, on the basis of the facts so set forth and other information furnished to us by appropriate officials of the Company, that the accounting change described in your Form 10-Q is to an alternative accounting principle that is preferable under the circumstances.

    We have not audited any consolidated financial statements of Benjamin Moore & Co. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1996. Therefore, we are unable to express, and we do not express, an opinion on the facts set forth in the above-mentioned Form 10-Q, on the related information furnished to us by officials of the Company, or on the financial position, results of operations, or cash flows of Benjamin Moore & Co. and its consolidated subsidiaries as of any date or for any period subsequent to December 31, 1996.

YOURS TRULY,

DELOITTE & TOUCHE LLP